Filed Pursuant to Rule 424(b)(3)
Registration No. 333-188137

PROSPECTUS SUPPLEMENT
TO THE PROSPECTUS DATED JUNE 6, 2013

First Security Group, Inc.
___________________________
This Prospectus Supplement updates, amends and supplements our Prospectus dated June 6, 2013.
We have attached to this Prospectus Supplement:

•	the Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 25, 2013; and

•	the Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 27, 2013.
The attached information updates, amends and supplements our Prospectus dated June 6, 2013.
This Prospectus Supplement should be read in conjunction with the Prospectus. To the extent information in this Prospectus Supplement differs from, updates or conflicts with information contained in the Prospectus, the information in this Prospectus Supplement is the more current information.
Investing in our common stock involves risk. You should carefully consider all of the information set forth in the Prospectus dated June 6, 2013, including the “Risk Factors” beginning on page 4 of the Prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into the Prospectus.
None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 30, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 20, 2013

First Security Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

A copy of First Security's press release relating to the announced results of First Security's rights offering is attached hereto as Exhibit 99.1. The publication date of the press release is September 25, 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press Release dated September 25, 2013.[1]
[1] The information provided in the attached press release shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.
Dated:	September 25, 2013

By:	/s/ John R. Haddock
Name:	John R. Haddock
Title:	Executive Vice President and Chief Financial Officer

First Security Group, Inc. Announces Over-Subscription of Rights Offering
Gross Proceeds of $5.0 million to Further Strengthen Capital Position

CHATTANOOGA, Tenn., September 25, 2013 - First Security Group, Inc. (NASDAQ: FSGI) (the “Company” or “First Security”), the bank holding company for FSGBank, N.A. (“FSGBank”), announced today the results of the Company's rights offering. Nearly $7.8 million of additional common stock was requested for the $5.0 million offering. Final allocations and delivery of shares are expected by the end of September.

In April 2013, the Company completed a recapitalization (the “Recapitalization”), including the restructuring of its TARP CPP preferred stock. On April 11, 2013, the Company issued approximately 9.9 million shares of the Company's common stock to the U.S. Treasury (the “Treasury”) for full satisfaction of the Treasury's TARP CPP investment in the Company. The Treasury immediately sold the common stock to institutional and other accredited investors previously identified by the Company at $1.50 per share. On April 12, 2013, the Company issued an additional approximately 50.8 million shares of common stock at $1.50 per share to institutional and other accredited investors. In aggregate, investors purchased 60,735,000 shares for $91.1 million.

As part of the Recapitalization, shareholders of record as of April 10, 2013 (the “Legacy Shareholders”) were provided the right to purchase two shares of Company common stock for every share owned as of the record date, as well as the opportunity to request additional shares of Company common stock, if available. The subscription price was $1.50 per share with a maximum of 3,329,234 shares of Company common stock available, or approximately $5.0 million (collectively, the “Rights Offering”).

“As the final component of the recapitalization, we are very grateful for the positive response from our legacy shareholders,” said Michael Kramer, President and Chief Executive Officer of First Security. “With requests totaling over 150% of the maximum size of the offering, we believe that this is another vote of confidence for our markets, our business plan, and our people.”

The Company anticipates downstreaming the net proceeds to FSGBank in order to further solidify FSGBank's regulatory capital ratios and to support future balance sheet growth. The combined effects of the additional capital from the Rights Offering and the previously announced Recapitalization and completed loan sale are expected to result in an improved risk profile, enhanced profitability and compliance with most, but not all, aspects of the regulatory orders of the Company and FSGBank.

Raymond James & Associates, Inc. acted as financial advisor and dealer manager for First Security Group, Inc. in connection with the Rights Offering. Bryan Cave LLP acted as legal counsel to First Security Group, Inc in connection with the Rights Offering.

About First Security Group, Inc.
Founded in 1999, First Security's community bank subsidiary, FSGBank, has 30 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).

Note Regarding Forward Looking Statements
Some of our statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or our future financial performance and include statements about the Company's future growth and market position and the execution of its business plans. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared.
These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. There can be no assurance that the actual results, performance or achievements of the Company will not differ materially from those expressed or implied by forward-looking statements. For details on the factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, and other filings with the SEC.
Many of these risks are beyond our ability to control or predict, and you are cautioned not to put undue reliance on such forward-looking statements. First Security does not intend to update or reissue any forward-looking statements contained in this release as a result of new information or other circumstances that may become known to First Security, and undertakes no obligation to provide any such updates.
All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Note. Our actual results and condition may differ significantly from those we discuss in these forward-looking statements.

CONTACT:
John R. Haddock, CFO
(423) 308-2075
jhaddock@FSGBank.com

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 27, 2013

First Security Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

A copy of First Security's press release announcing the completion of First Security's rights offering is attached hereto as Exhibit 99.1. The publication date of the press release is September 27, 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press Release dated September 27, 2013.[1]
[1] The information provided in the attached press release shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.
Dated:	September 27, 2013

By:	/s/ John R. Haddock
Name:	John R. Haddock
Title:	Executive Vice President and Chief Financial Officer

First Security Group, Inc. Completes Rights Offering

CHATTANOOGA, Tenn., September 27, 2013 - First Security Group, Inc. (NASDAQ: FSGI) (the “Company” or “First Security”), the bank holding company for FSGBank, N.A. (“FSGBank”), announced today the completion of the Company’s previously announced rights offering, which expired at 5:00 p.m. Eastern Time on September 20, 2013.

The Company received gross proceeds of approximately $5.0 million from the rights offering and issued 3,329,234 shares of Company common stock in connection with the rights offering.

The rights offering was for shareholders of record as of April 10, 2013, who were provided the right to purchase two shares of Company common stock for every share owned as of the record date, as well as the opportunity to request additional shares of Company common stock, if available. The subscription price was $1.50 per share with a maximum of 3,329,234 shares of Company common stock available, or approximately $5.0 million.

The Company intends to use the net proceeds from the rights offering to supplement the capital of FSGBank.

Raymond James & Associates, Inc. acted as dealer manager for the Company in the rights offering.

About First Security Group, Inc.
Founded in 1999, First Security's community bank subsidiary, FSGBank, has 30 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).
Note Regarding Forward Looking Statements
Some of our statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future events or our future financial performance and include statements about the Company’s future growth and market position and the execution of its business plans. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared.
These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. There can be no assurance that the actual results, performance or achievements of the Company will not differ materially from those expressed or implied by forward-looking statements. For details on the factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, and other filings with the SEC.
Many of these risks are beyond our ability to control or predict, and you are cautioned not to put undue reliance on such forward-looking statements. First Security does not intend to update or reissue any forward-looking statements contained in this release as a result of new information or other circumstances that may become known to First Security, and undertakes no obligation to provide any such updates.
All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Note. Our actual results and condition may differ significantly from those we discuss in these forward-looking statements.

CONTACT:
John R. Haddock, CFO
(423) 308-2075
jhaddock@FSGBank.com